NEWS RELEASE

For Immediate Release
Date: May 13, 2011
Contact: Madge Cremer
515.281.1071
mcremer@fhlbdm.com

FHLB Des Moines Approves First Quarter 2011 Dividend

(Des Moines, Iowa) - The FHLB Des Moines Board of Directors today approved a first quarter 2011 dividend at an annualized rate of 3.00 percent of average capital stock. The dividend is expected to be paid on May 18, 2011. This dividend will total $15.8 million, which represents 61 percent of net income during the first quarter. Average three-month LIBOR and average Federal funds rates for the first quarter 2011 were 0.31 percent and 0.16 percent, respectively.

On May 12, 2011, the Bank filed its First Quarter 2011 Form 10-Q with the Securities and Exchange Commission (SEC). An overview of the Bank's financial results for the first quarter was provided in a Form 8-K earnings release filed with the SEC on April 28, 2011. The Bank will hold a Member Relations Conference Call on May 25, 2011 to discuss the results.

Additional financial information is provided in the Bank's First Quarter 2011 Form 10-Q available at www.fhlbdm.com or www.sec.gov.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates or future predictions in the Bank's operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as anticipates, believes, could, estimate, may, should, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized.

FHLB Des Moines is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to more than 1,200 members, including commercial banks, saving institutions, credit unions, and insurance companies. The Bank is wholly owned by its members and receives no taxpayer funding. The Bank serves Iowa, Minnesota, Missouri, North Dakota, and South Dakota and is one of twelve regional banks that make up the Federal Home Loan Bank System.